Exhibit 99.1

Pharmacyclics® Announces Updated Results for BTK Inhibitor Ibrutinib (PCI-32765) at American Society of Hematology (ASH) Annual Meeting

Dec. 11, 2012 -- Pharmacyclics, Inc (Nasdaq: PCYC) and its collaborators provided clinical and pre-clinical presentations on ibrutinib and ibrutinib combinations at the 2012 ASH Annual Meeting. Ibrutinib inhibits Bruton's tyrosine kinase (BTK), which is known to be expressed in chronic lymphocytic leukemia (CLL), small lymphocytic lymphoma (SLL), mantle cell lymphoma (MCL), diffuse large B-cell lymphoma (DLBCL), follicular lymphoma (FL) and multiple myeloma (MM). All ASH presentations can be found on the corporate website in the investor relations section.

"This meeting at ASH has been filled with exciting validations of ibrutinib and its potential in blood cancers.  We are concluding ASH with 9 poster presentations and 9 oral presentations, of which two were included in the 'ASH Annual Press Program' and both were honored as a 'Best of ASH'," said Bob Duggan, CEO and chairman of Pharmacyclics. "We are very proud of these clinical and research accomplishments and I would like to thank all our investigators and employees for their support and continued efforts in developing this compound for patients in need. Together with our partner Janssen we have now successfully entered several pivotal Phase III trial programs and are broadly developing ibrutinib in a multitude of hematologic cancer settings. The results we have shown over the past couple of days have been very encouraging, demonstrate our commitment to a comprehensive program and we are looking forward to further emerging data in the coming year."

Recent Developments & Highlights

Chronic Lymphocytic Leukemia

At the 2012 ASH Annual Meeting Pharmacyclics and its investigators presented six oral presentations and three posters describing the recent clinical trials and further insights into the mechanism of action of ibrutinib in CLL/SLL patients. These presentations are available for investor review on the company's website. The following summarizes two oral presentations showing recent trial results.

ASH Annual Meeting 'Press Program' and 'Best of ASH' Oral Presentation
Abstract 189: The Bruton's Tyrosine Kinase (BTK) Inhibitor Ibrutinib Promotes High Response Rate, Durable Remissions, and Is Tolerable in Treatment Naïve (TN) and Relapsed or Refractory (RR) CLL or SLL Patients Including Patients with High-Risk (HR) Disease: New and Updated Results of 116 Patients in a Phase Ib/II Study
John C. Byrd, M.D., The Ohio State University, Columbus, OH
A multicenter, open-label, single agent Phase Ib/II study of ibrutinib in subjects with CLL/SLL either relapsed/refractory or treatment-naive (65 years of age or older). This study, which completed enrollment in July 2011 with 116 patients (31 patients treatment naive and 85 patients relapsed-refractory/high-risk patients) treated with ibrutinib monotherapy, was designed to assess safety, tolerability, and efficacy of ibrutinib at two dose levels. With a maximum follow up of 26 months, it was estimated that 96% of the treatment-naive and 75% of the relapsed-refractory/high-risk patients are without progression. Responses were independent of high risk clinical genetic features. Continuous dosing was well tolerated with a reported lack of detrimental impact on immunoglobulins or hematologic parameters. Most adverse events were Grade 2 or less in severity, with the most common being diarrhea, fatigue, upper respiratory tract infection, rash, nausea and arthralgias (joint pain).  The majority of events were managed with over the counter medicines and outpatient care. Hematologic events potentially related to ibrutinib were relatively infrequent.

ASH Annual Meeting 'Press Program' and 'Best of ASH' Oral Presentation
Abstract 187 The Btk inhibitor Ibrutinib in combination with rituximab is well tolerated and displays profound activity in high-risk Chronic Lymphocytic Leukemia (CLL) patients
Jan A Burger, M.D., Ph.D., MD Anderson Cancer Center, Houston, TX
This presentation was based on findings from a Phase 2, single-center trial with 40 high risk CLL patients treated with 420 mg/day ibrutinib in combination with rituximab, an anti-CD20 monoclonal antibody. The high risk patients had one of the following characteristics, all predictive of poor outcome to standard chemotherapy: deletion in chromosome 17p, mutation in the tumor suppressor gene TP53, deletion in chromosome 11q or relapse less than 36 months after chemo-immunotherapy. The results after a median follow-up of 4.8 months were profound in these high-risk patients, with an overall response rate of 83%. Treatment was well tolerated, with grade 3/4 adverse events reported in 13 cases that were largely unrelated to ibrutinib or the combination and transient, such as neutropenia (low white blood cell count), fatigue, pneumonia, insomnia, and bone aches.

In addition to the updates presented at ASH, Pharmacyclics and its partner Janssen Biotech recently announced the following clinical trials of ibrutinib:

In frontline newly diagnosed elderly CLL/SLL patients, Pharmacyclics most recently initiated a Phase III trial RESONATE™ -2 (PCYC-1115/1116). This trial is a randomized, multicenter, open-label study of ibrutinib (PCI-32765) as a monotherapy versus chlorambucil in patients 65 years or older with treatment naïve CLL/SLL. The study design is in accord with a Special Protocol Assessment (SPA). The study is designed to demonstrate superiority of ibrutinib with the primary endpoint of progression-free survival (PFS); the comparator is single agent chlorambucil. This global study is planned to enroll 272 patients worldwide.

In relapsed/refractory CLL/SLL patients Pharmacylics initiated RESONATETM (PCYC-1112), which is a randomized, open—label, pivotal Phase III trial. The trial is designed to demonstrate superiority of ibrutinib versus ofatumumab. The primary endpoint of the study is to demonstrate a clinically significant improvement in progression-free survival in relapsed or refractory CLL/SLL patients. This global study is open and Pharmacyclics plans to enroll 350 patients worldwide.

Pharmacylics has also initiated the RESONATETM-17p study (PCYC-1117), which is a randomized, open—label Phase II trial using ibrutinib as a monotherapy in patients who have deletion 17p and who did not respond to or relapsed after at least one prior treatment with chemoimmunotherapy (a high unmet need population). The primary outcome of the study will be overall response rate. The key secondary endpoints will be duration of response and other measures of clinical benefit. This study is planned to enroll 111 patients worldwide.

Pharmacyclics' worldwide partner Janssen most recently initiated a randomized, multi-center, double blinded, placebo controlled, pivotal Phase III trial of ibrutinib in combination with bendamustine and rituximab in relapsed/refractory CLL/SLL patients who received at least one line of prior systemic therapy. The primary endpoint of the study is to demonstrate a clinically significant improvement in progression-free survival versus bendamustine and rituximab therapy alone. The key secondary endpoints include overall response rate, overall survival and other measures of clinical benefit. This global study is open and Janssen plans to enroll 580 patients worldwide.

Mantle Cell Lymphoma

At the 2012 ASH Annual Meeting Pharmacyclics and its investigators presented one oral presentation describing the recent clinical trial of ibrutinib in MCL patients. This presentation is available for review on the company's website. The following summarizes the oral presentation showing the recent trial result.

ASH Annual Meeting Oral Presentation
Interim Results of an International, Multicenter, Phase 2 Study of Bruton's Tyrosine Kinase (BTK) Inhibitor, Ibrutinib (PCI-32765), in Relapsed or Refractory Mantle Cell Lymphoma (MCL):  Durable Efficacy and Tolerability with Longer Follow-up
Michael Wang, M.D., Associate Professor in the Department of Lymphoma and Myeloma at The University of Texas MD Anderson Cancer Center
This presentation showed an overall response rate (ORR) in 110 evaluable MCL patients of 68%, including complete responses (CRs) of 22 % and partial responses (PRs) of 46 % and with a median PFS estimated at 13.9 months. An analysis of the initial 51 patients presented last year at ASH 2011 demonstrated an incremental improvement in the response rate over time. The ORR increased in this subset from 69% as reported at ASH in 2011 to an ORR of 75% as reported at ASH in 2012, with the CR rate increasing from 16% to 39% over the same period. The treatment emergent adverse events were consistent with safety data previously reported for ibrutinib monotherapy.

In addition to this update presented at ASH, Pharmacyclics and its partner Janssen Biotech recently announced the following clinical trials of ibrutinib in relapsed/refractory MCL patients:

Our partner Janssen initiated a single-arm, multi-center Phase II study using ibrutinib as monotherapy in relapsed/refractory MCL patients who received at least one prior rituximab-containing chemotherapy regimen and who progressed after bortezomib therapy. The primary endpoint of the study is overall response rate. The key secondary endpoints include duration of response, progression-free survival rate, and other measures of clinical benefit. This global study is open and Janssen plans to enroll 110 patients worldwide.

A Phase III study comparing ibrutinib versus temsirolimus has been recently initiated by Janssen. This is a randomized, multi-center Phase III trial of ibrutinib as a monotherapy in relapsed/refractory MCL patients who received at least one prior rituximab-containing chemotherapy regimen. The primary endpoint of the study is progression-free survival when compared to temsirolimus. This study is planned to enroll 280 patients outside the US.

Other Clinical Development Highlights

At the 2012 ASH Annual Meeting, Pharmacyclics and its investigators gave a multitude of presentations showing research and clinical results of using ibrutinib in a variety of diseases. The following summarizes two oral presentations and one poster showing recent trial results in diffuse large B-cell lymphoma (DLBCL), follicular lymphoma (FL) and multiple myeloma (MM).

ASH Annual Meeting Oral Presentation
The Bruton's Tyrosine Kinase (BTK) Inhibitor, Ibrutinib, has Preferential Activity in the ABC Subtype of Relapsed/Refractory de Novo Diffuse Large B-cell Lymphoma (DLBCL): Interim Results of a Multicenter, Open-label, Phase 2 Study
Wyndham H. Wilson, M.D., Ph.D., National Cancer Institute
Preliminary results were reported from the multicenter, open-label, Phase II study of ibrutinib in 70 subjects with relapsed or refractory DLBCL in two genetically distinct subtypes of DLBCL, the activated B-cell (ABC) subtype and the germinal center (GC) subtype. The ABC subtype appears to be more driven by B cell receptor signaling. The ORR in the heavily pre-treated population was 23% (16 of 70 patients).  Responses were primarily in the ABC subtype with 12 of 29 patients (41%) responding (5 complete responses and 7 partial responses). In the 20 GC patients only 1 patient (5%) had a partial response. This study supports the use of ABC DLBCL molecular subtype as a biomarker for enrichment of patients for future ibrutinib studies.  The safety profile is favorable, with Grade 3 or higher Adverse Events, related and unrelated, in typically 5% - 10% of the patients.

Pharmacyclics and its partner Janssen recently announced a Phase I dose escalating study of ibrutinib in combination with R-CHOP in newly diagnosed DLBCL patients. The primary objective is to define a safe and tolerable dose for this combination. This area of ibrutinib development continues to evolve and further updates are planned for the second half of 2013.

ASH Annual Meeting Oral Presentation
The Bruton's Tyrosine Inhibitor Ibrutinib (PCI-32765) is Active and Tolerated in Relapsed Follicular Lymphoma
Nathan Fowler, M.D. Dept of Lymphoma, UT MD Anderson Cancer Center, Houston, TX
Long term results on 16 relapsed / refractory evaluable follicular patients dosed with ibrutinib as monotherapy from the Phase I dose escalation study (PCYC-04573) were presented. Patients were heavily pretreated with a median of 3 prior therapies, and 44% had high risk Follicular Lymphoma International Prognostic Index scores. The ORR in 16 subjects was 44% with 3 CRs and 4 PRs. For those patients with at least 1 tumor response assessment, the media PFS in dose cohorts greater or equal 2.5 mg/kg (n=11) was reported at 13.4 months with an ORR=55%. With patients treated at greater or equal 5 mg/kg (n=9) the median PFS was reported as 19.6 months with an ORR=56%. The drug was well tolerated with no apparent cumulative toxicity upon extended dosing in this study.

ASH Annual Meeting Poster Presentation
Multiple Myeloma (MM) Early Changes in Cytokines, Chemokines and Indices of Bone Metabolism in a Phase 2 Study of the Bruton Tyrosine Kinase (Btk) Inhibitor, Ibrutinib (PCI-32765) in Patients with Relapsed or Relapsed/Refractory MM
Ravi Vij, M.D., Washington University, School of Medicine, Saint Louis, MO

This poster presented clinical results and biomarker studies on 13 MM patients accrued in the first cohort where ibrutinib monotherapy was dosed at 420mg. Patients were heavily pretreated, with a median of 4 prior therapies (range 2 to 10). All patients previously had prior exposure to bortezomib, lenalidomide, and dexamethasone or prednisone and 92% had progressed following stem cell transplant. A total of 39% of the patients had del17p.  Signals of biologic and clinical activity were observed. Reductions in paraprotein of at least 50% were observed in 3 patients on ibrutinib monotherapy, and one patient went on to have a confirmed PR following addition of dexamethasone.  As anticipated from pre-clinical studies, decreases of several biomarkers of bone metabolism, angiogenesis and chemotaxis were observed following the start of treatment. The most common treatment related adverse events were Grade 1/2 nausea and diarrhea. We have expanded the study to explore ibrutinib administration at 840 mg and a 560 mg dose in combination with dexamethasone. As we obtain further data from these cohorts over the next 12 months, we will assess the clinical outcome of ibrutinib in this patient population.

Conference Call and Webcast Details
Pharmacyclics will be holding a conference call on Wednesday, December 12, 2012 at 8:30 AM ET. To participate in the conference call, please dial1-877-407-0778 for domestic callers and 1-201-689-8565 for international callers. To access the live audio broadcast or the subsequent archived recording, log on to http://ir.pharmacyclics.com/events.cfm. The archived version of the webcast will be available for 30 days on the Investor Relations section of the company's website at www.pharmacyclics.com.

About Pharmacyclics and Janssen Collaboration
As previously announced on December 8, 2011, Pharmacyclics entered into a worldwide collaboration with Janssen to develop and commercialize ibrutinib. To date, $150 million in upfront and $150 million in milestones have been earned. Pharmacyclics may receive up to an additional $675 million in development and regulatory milestone payments; for total upfront and potential milestone payments of $975 million.  Following regulatory approval, Pharmacyclics will book US sales and take the lead role in US commercial strategy development. Both Pharmacyclics and Janssen will share in commercialization activities. Outside the United States, Janssen will book sales and lead and perform commercialization activities. Profits and losses from the commercialization activities will be split 50/50 on a worldwide basis. Development and commercialization activities under the collaboration will be managed through a shared governance structure. Each company will lead development for specific indications as stipulated in a global development plan, with development costs shared on a 40/60 basis (Pharmacyclics 40% and Janssen 60%).

About Pharmacyclics
Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medial healthcare needs; and to identify promising product candidates based on scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate.

Presently, Pharmacyclics has three product candidates in clinical development and several research molecules in lead optimization. We are committed to high standards of ethics, scientific rigor, and operational efficiency as we move each of these programs to viable commercialization.

The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation", "should", "would", "project", "plan", "predict", "intend" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

Contact:
Joshua T. Brumm
Executive Vice President, Finance
Phone: 408-215-3311

Ramses Erdtmann
Vice President of Investor Relations
Phone: 408-215-3325